Freeport-McMoRan Copper & Gold Inc.

Updates Exploration Activities at Deep MLZ

and Grasberg Open Pit Operations

New Orleans, LA July 14, 2004 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) today reported additional successful drilling results at its “Deep MLZ” underground exploration target. As previously reported, PT Freeport Indonesia’s (PT-FI’s) 2004 exploration program is targeting skarn and porphyry mineralization below its Mill Level Zone (MLZ) ore body, where 2003 drilling activities were successful in defining an approximate 160 million tonne block cave reserve, grading 0.87% copper and 0.76 grams per metric ton gold (aggregate proven and probable reserves of 2.5 billion pounds of copper and 2.9 million ounces of gold, including our joint venture partner’s share).  The MLZ ore body is located at the 2900 meter elevation, 250 meters below our existing Deep Ore Zone (DOZ) mine.

PT-FI has recently completed a 37,000-meter, 65-hole diamond drilling program at Deep MLZ, a 250 million metric ton exploration target, and has extended the drilling program to include an additional 9,000 meters.  To date, assay results have been received on 50 holes comprising approximately 31,000 meters.  Including the previous assay intervals reported on May 4, 2004, the drilling intercepted mineralized zones in 46 holes with lengths ranging from 24 meters to 737 meters (average of 322 meters) with interval grades ranging from 0.41% to 7.11% copper equivalent (averaging approximately 1.9% copper equivalent).  PT-FI has initiated engineering studies on Deep MLZ required for reserve and resource determination.

James R. Moffett, Chairman of FCX, said, “We are pleased with the continued positive drilling results at the Deep MLZ which build on our 2003 reserve additions at MLZ. The drilling results to date indicate the potential of combining this 250 million metric ton target with our MLZ ore body which indicates a potential 400 million metric ton single-level block cave mine. Our positive drilling results on the east side of the district coupled with the success of our DOZ mine, which is currently producing over 45,000 metric tons per day, will allow us to extend the life of our operations and consider opportunities to achieve higher production rates from our underground ore bodies.”

A schedule of the additional drill holes assayed since the May 4, 2004 update is presented below:

Drill	Interval	Copper	Gold	Copper
Hole	Meters	%	g/t	Equivalent (%)(1)
TEW03-15	174	0.23	0.62	0.63
TEW03-16	174	0.24	0.26	0.41
TEW03-17	156	1.27	0.85	1.83
TEW03-18	76	0.45	0.68	0.89
TE01-19	186	1.58	0.76	2.07
TE01-20	560	1.01	0.95	1.63
TE01-21	393	1.48	0.61	1.88
TE01-22	526	0.30	0.56	0.66
TE03-17	66	0.71	0.24	0.87
TE03-18	219	0.86	0.74	1.34
TE03-19	162	0.21	0.72	0.67
TE04-11	67	1.59	0.96	2.21
TE07-09	57	0.84	0.90	1.43
TE07-10	516	1.14	1.32	2.00
TE07-11	512	0.48	0.64	0.90
TE09-06	327	0.47	0.59	0.86
TE09-07	42	0.48	0.83	1.01
TE09-08	401	0.92	1.09	1.63
TE09-09	503	1.81	2.58	3.49
TE11-03	449	2.43	2.20	3.86
TE11-04	474	1.42	1.73	2.55
TE11-05	417	1.56	0.83	2.10
TE11-06	496	1.76	1.13	2.49
TE11-07	396	0.47	0.81	1.00
TE16-07	393	0.38	0.46	0.68
TE16-08	367	1.64	1.70	2.75
TE16-09	246	3.63	5.35	7.11
27 Hole Average	309	1.17	1.21	1.95

(1) Copper equivalent percentage is used to express the relative value of multi-metal ores in terms of one metal, in this case, copper. The calculation expresses the relative value of the ore using estimates of contained metal quantities, metals prices, recovery rates, treatment charges and royalties.

Grasberg Operations

As previously reported, during the second quarter of 2004, PT-FI established safe access to the high-grade ore areas in the Grasberg open pit following the fourth quarter 2003 slippage events.  Open pit operations are proceeding normally following a six-month period of accelerated mining of waste material in the affected section of the Grasberg open pit.   PT-FI initiated mining activities in higher grade ore areas in April 2004 and is on schedule to meet its previously reported sales estimates of 1.0 billion pounds of copper and 1.5 million ounces of gold in 2004 and 1.5 billion pounds of copper and 2.9 million ounces of gold in 2005.  Safety continues as our highest priority and the information gained from recent technical studies following the 2003 slippage events are being incorporated in our long-range mine plans. The effects of the changes in the sequencing of mining, which will continue to be optimized, will result in potential modifications to the timing of access to ore during the 2006 to 2008 time period.  The aggregate metal to be produced over the five year 2004-2008 period is projected not to change significantly.  In addition, the design would allow PT-FI to access at least 20 million metric tons of high-grade Grasberg underground reserves through the open pit, thereby extending the open pit life through 2015.

FCX will review these activities along with its second quarter financial results and outlook at its upcoming second quarter earnings conference call to be held on July 20, 2004 at 10:00 AM Eastern time.  A webcast of this conference call will be available on our website www.fcx.com.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information on FCX is available on our Internet website www.fcx.com.

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Cautionary Statement.  This press release includes forward looking statements regarding resources and mineralization.  The resources and mineralization described in this press release will not qualify as reserves until comprehensive engineering studies establish their economic feasibility.  Accordingly, no assurance can be given that the estimated resources and mineralization will become proven and probable reserves.  This press release also contains forward looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding estimated anticipated sales volumes, the impact of the slippage in Grasberg open pit on operations, modifications to the five year mine plan and extensions to the life of the open pit.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly.  Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather-related risks, and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

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